RESULTS OF SHAREHOLDER VOTES

The Annual Meeting of Shareholders of the Fund was held on June 25, 2008. At the meeting, shareholders voted on the election of all trustees, the results of which were as follows:


                            # of Shares           # of Shares
                            in Favor                 Withheld
W. Thacher Brown............4,391,557                  82,523
Suzanne P. Welsh .......... 4,393,070                  81,010
Morris Lloyd, Jr. ..........4,392,023                  82,057
J. Lawrence Shane...........4,392,336                  81,744